Exhibit 10.1

9601 McAllister Freeway, Suite 610

San Antonio, Texas  78216

September 6, 2017

Ms. Karen A. Puckett

3615 Meadow Lake Lane

Houston, Texas  77027

Re:  Amendment of Employment Agreement

Dear Karen:

Reference is made to your Employment Agreement dated September 13, 2015 (the “Employment Agreement”).  This letter reflects our understanding and agreement that for the period from September 1, 2017 through and including December 31, 2017, 20% of your Base Salary shall be paid in the form of a Stock Award (as such term is defined in the Company’s 2013 Omnibus Incentive Plan, the “Plan”).  Accordingly on December 31, 2017, you will be issued a Stock Award under the Plan for the after-tax value of $51,639.23 (i.e., 20% of your current Base Salary for such four-month period) in an amount determined by dividing $51,639.23 (less applicable withholding taxes) by the Fair Market Value of Harte Hanks’ Common Stock on such date.  Such Stock Awards shall not be subject to vesting.

The forgoing grants are subject to (i) the provisions of the Plan (including any Award Document), and (ii) ratable adjustment in the event your employment with Harte Hanks is terminated for any reason.  Furthermore, nothing in this letter shall constitute any assurance that your employment is other than “at-will,” and except as expressly modified herein, no other amendments to you Employment Agreement are intended or made hereby.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement or Plan, as appropriate.

If the foregoing accurately reflects your agreement and understanding, please indicate so by countersigning below and returning a copy of the letter to the Chairman of the Board.

Sincerely,

/s/ Robert L. R. Munden
Robert L. R. Munden
EVP, General Counsel & Secretary

/s/ Karen A. Puckett
Karen A. Puckett
September 13, 2017

hartehanks.com